EXHIBIT 99.2

American Eagle Outfitters, Inc.
October 2009

Recorded Sales Commentary dated November 5, 2009

Good morning and welcome to the American Eagle Outfitters October 2009 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended October 31, 2009 declined 5% to $195.1 million, compared to $204.8 million for the four weeks ended November 1, 2008. Consolidated comparable store sales declined 5%, compared to a 12% decrease for the same period last year.

After a very positive start to the month, store traffic slowed during the second half, and was down in the mid-single digits for October. Importantly, the conversion rate increased slightly compared to last year, and held fairly consistent throughout the month. We offered fewer promotions compared to last year. This year, we have a planned approach toward AE promotions, reflecting tighter inventories across most key categories. For the month, the average unit retail price increased in the mid single-digits, and transaction value was up slightly.

AE women's comps declined in the mid single-digits, and men's declined in the high single-digits. Denim and woven shirts continued to be among the best performing categories. Although store traffic in October was disappointing, we continue to be optimistic about our opportunities this season. Beginning this month, we will launch planned promotions to highlight strong value during key selling periods. An update to the AE Holiday floor-set will arrive in stores on November 13th.

Now regarding the third quarter, comparable store sales declined 4%, which was consistent with our plan and a sequential improvement from the 10% comp decline in the first half. We expect third quarter non-GAAP earnings to be approximately $0.20 to $0.21 per share which excludes a tax benefit of approximately $0.07 per share. This compares to non-GAAP earnings of $0.30 per share last year, which excluded a $0.09 per share other-than-temporary impairment charge related to auction rate securities.

Due to the importance of Thanksgiving weekend, we will provide fourth quarter EPS guidance along with November sales on Thursday, December 3rd. We will report third quarter earnings on Tuesday, November 24th. Management will host a conference call at 9:00 a.m. Eastern Time that morning. To listen to the earnings conference call, please dial 1-877-407-0789.

Thank you for your continued interest in American Eagle Outfitters.